Exhibit 99.1

    First Niagara Financial Group, Inc. Announces the Death of William Swan
                Chairman, President and Chief Executive Officer

First Niagara Financial Group, Inc (the"Company") (NASDAQ: FNFG) parent of First Niagara Bank, today announced the unexpected death of William E. Swan, Chairman, President and Chief Executive Officer on August 20, 2003.

"We are deeply saddened by the untimely passing of Bill Swan who contributed so much to the culture of the organization and the extraordinary success of First Niagara," said Robert G. Weber, Lead Director. "First Niagara is a strong institution built on a solid foundation. The atmosphere and values will live on due to his efforts. His greatest legacy is the strong management team and the company he has built which is positioned to continue its strong performance."

In accordance with the Company's succession plan, the Board has appointed Paul
J. Kolkmeyer, Executive Vice President/Chief Financial Officer and Chief Operating Officer, as Interim President and Chief Executive Officer. In addition, Weber, the Board's Lead Director and Chairman of the Board's Executive Committee, has been elected Chairman of the Board.

Kolkmeyer joined First Niagara in June 1990. Prior to joining First Niagara, he served as vice president for the Morgan Guaranty Trust Company. He earned a bachelor's degree from Canisius College and an MBA from Fordham University.

Weber joined the Board in 1996. He is a retired Buffalo Office Managing Partner of KPMG LLP where he served until 1995.

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First Niagara Financial Group, Inc., through its wholly owned subsidiary First
Niagara Bank, has assets of $3.6 billion and deposits of $2.4 billion. On August 11, 2003, First Niagara Financial Group, Inc. entered into an agreement to acquire Troy Financial Corporation, which will add 21 banking centers in the Capital District around Albany, NY. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 46 banking centers, a loan production office, several financial services subsidiaries and 80 ATMs throughout upstate New York. First Niagara's range of products includes personal and business checking, savings, business loan and mortgage products, cash management services, investment alternatives, lease financing and trust services. The Company offers an expanded product line, which includes commercial and personal insurance and investment advisory services.

Officer Contacts

Paul J. Kolkmeyer...................    Interim President and CEO

Christopher J. Thome................    Reporting and Investor Relations Manager
                                        (716) 625-7645
                                        chris.thome@fnfg.com

Leslie G. Garrity...................    Public Relations and Corporate
                                        Communications Manager
                                        (716) 625-7528
                                        leslie.garrity@fnfg.com

Corporate Information

First Niagara Financial Group, Inc.     Transfer Agent and Registrar
6950 South Transit Road                 Mellon Investor Services, LLC
P.O. Box 514                            P.O. Box 3315
Lockport, New York 14095-0514           South Hackensack, NJ 07606
Telephone (800) 201-6621                Telephone (800) 851-9677
www.fnfg.com                            www.melloninvestor.com